                                                                    Exhibit 99.1

                                             FOR:  SKILLSOFT PLC

                                                   COMPANY CONTACT:

                                                   Tom McDonald
                                                   Chief Financial Officer
                                                   (603) 324-3000, x4232

                                                   INVESTOR CONTACTS:
                                                   Michael Polyviou/Kirin Smith
                                                   Financial Dynamics
                                                   (212) 850-5748

              SKILLSOFT REPORTS THIRD QUARTER FISCAL 2005 RESULTS;
              THIRD QUARTER REVENUE OF $52.5 MILLION; EPS OF $0.04
       REVISES FOURTH QUARTER AND FULL YEAR FISCAL 2005 FINANCIAL TARGETS;
          ANNOUNCES REORGANIZATION OF CONTENT DEVELOPMENT ORGANIZATION

NASHUA, NH, NOVEMBER 30, 2004 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its fiscal third quarter ended October 31, 2004. The Company also announced a restructuring of its content development organization in Dublin, Ireland and Nashua, New Hampshire to more efficiently manage costs and capitalize further on the flexibility inherent in its existing outsourcing model.

THIRD QUARTER RESULTS

The Company reported total revenue of $52.5 million for the quarter ended October 31, 2004, the third quarter of the fiscal year ending January 31, 2005 (fiscal 2005) as compared to total revenue of $50.0 million in the third quarter of fiscal 2004. Gross margin was 89% for the fiscal 2005 third quarter as compared to 91% in the third quarter of fiscal 2004.

The Company reported net income of $4.1 million, or $0.04 per basic and diluted share, for its fiscal 2005 third quarter. Fiscal 2005 third quarter net income includes a charge of $0.9 million, or $0.01 per basic and diluted share, for incremental research and development expenses incurred from an outside party for the modification of the virtual classroom technology (as previously discussed in our second quarter earnings release) and restructuring and other non-recurring expenses of $0.8 million, or $0.01 per basic and diluted share.

SkillSoft's $4.1 million third quarter net income compares to a reported net loss of $21.9 million, or $0.22 per basic and diluted share, for the fiscal 2004 third quarter. The fiscal 2004 third quarter results included $16.0 million, or $0.16 per basic and diluted share, for the settlement of its 1998 class action shareholder lawsuit and restructuring and other non-recurring expenses of $5.3 million, or $0.05 per basic and diluted share, primarily for costs incurred due to the restatement of the historical SmartForce PLC financial statements.

"We are continuing to experience our strongest growth in our product lines focused on informal learning, such as Books 24x7. At the same time, we, along with the rest of our industry, are facing a challenging and competitive market for IT spending that has resulted in reduced contract value in our core formal learning product lines. We expect in the near term that these two dynamics will tend to offset each other. We continue to expect our revenue in the fourth quarter of fiscal 2005 to grow from the levels we have reported for the third quarter; however, based on our current review of our sales pipeline we expect the rate of growth to be less than we had originally expected. Going forward, we plan to focus our efforts on our informal learning business, and in particular on new products that will create growth opportunities for the Company," said Chuck Moran, President and Chief Executive Officer. "We have already made substantial progress on several such initiatives, including SkillSoft Dialogue, our virtual classroom product; Expert-Led certification Programs; as well as new Books 24x7 product offerings: Executive Summaries, Executive Blueprints and Engineering Pro," commented Moran.

The Company's gross margin was 89% for the fiscal 2005 third quarter compared to 91% in the fiscal 2004 third quarter. The decrease is mainly due to a higher mix of royalty bearing revenue in the fiscal 2005 third quarter. Research and development expenses decreased to $10.5 million, including $0.9 million for incremental research and development expenses incurred from an outside party for the modification of the virtual classroom technology, in the fiscal 2005 third quarter compared to $15.2 million in the fiscal 2004 third quarter. The Company was able to achieve this decrease, while increasing content output, due to the completion of merger-related initiatives for content and platform improvements (in the fiscal 2004 fourth quarter) and other operational efficiencies. Sales and marketing expenses increased to $22.4 million in the fiscal 2005 third quarter from $20.8 million in the fiscal 2004 third quarter. This increase was primarily due to an increase in commission expense and higher marketing expense in the fiscal 2005 third quarter. General and administrative expenses decreased to $6.4 million in the fiscal 2005 third quarter compared to $6.9 million in the fiscal 2004 third quarter mainly due to lower legal and contractor services expense. Amortization of intangible assets and deferred compensation in the fiscal 2005 third quarter was $2.7 million, or $0.03 per basic share and $0.02 per diluted share, compared to $3.3 million, or $0.03 per basic and diluted share, in the fiscal 2004 third quarter. Restructuring and other non-recurring charges decreased to $0.8 million in the fiscal 2005 third quarter as compared to $5.3 million in the fiscal 2004 second quarter. This expense decreased primarily due to the completion of the restatement of the SmartForce PLC historical financial statements in fiscal 2004. The restructuring and non-recurring expense reflected in the fiscal 2005 third quarter relates primarily to the ongoing SEC investigation and the re-filing of statutory tax returns as a result of the restatement of the SmartForce PLC historical financial statements.

SkillSoft had approximately $67.4 million in cash, cash equivalents, short-term investments, long-term investments and restricted cash as of October 31, 2004 compared to $87.5 million as of July 31, 2004. The decrease is primarily due to the payment of $15.25 million for the first half of the 2002 securities class action settlement in August 2004.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2005 third quarter. On a net basis, which considers only receivables balances for which revenue has been recorded, DSOs were 12 days in the fiscal 2005 third quarter as compared to 11 days in the year ago period and 9 days in the second quarter of fiscal 2005. On a gross basis, which considers all items billed as receivables, DSOs were 81 days in the fiscal 2005 third quarter compared to 85 days in the year ago quarter and 77 days in the fiscal 2005 second quarter.

SkillSoft had deferred revenue of approximately $105.0 million as of October 31, 2004, which reflects a decrease of $8.0 million compared to approximately $113.0 million as of July 31, 2004. This decrease is mainly the result of the deferred revenue recognized in the quarter on a subscription basis exceeding new bookings in the quarter.

REORGANIZATION OF CONTENT DEVELOPMENT ORGANIZATION

SkillSoft currently outsources all of its Business Skills content and over two thirds of its IT Skills content development to third parties under rigorous project management and quality control standards, and has been doing so for many years. Under the reorganization, SkillSoft will shift the remainder of its IT Skills content development activities to its outsourcing partners, while continuing to maintain project management and quality control structures. The Company believes that the reorganization will enable it to meet its existing content production targets at a reduced cost and with greater flexibility with respect to the product offerings in which it elects to make investments.

The restructuring includes a proposed reduction of approximately 120 employees in Dublin and 13 in Nashua. The Company will maintain reduced core teams in content development in both Dublin and Nashua. The primary factors leading to this restructuring are the Company's ability to more cost effectively utilize outsourcing partners to develop course content and the completion of certain research and development initiatives undertaken after the merger with SmartForce and the excess space that now exists following the departure of contractors used to complete that work.

"SkillSoft has been able to successfully employ an outsourcing strategy in the past and believes that doing so on a broader scale will afford the Company more flexibility to reinvest dollars that can be recaptured in an outsourcing model for other research and development initiatives and/or to increase the profitability of the organization," stated Chuck Moran, President and Chief Executive Officer of the Company. "As we have stated in the past, we review the various cost structures of the business on an ongoing basis and try to take advantage of opportunities that exist. This initiative is a byproduct of that process."

The Company expects to incur charges in connection with this restructuring related to payments to terminated employees in Dublin and the U.S., facilities consolidation resulting from excess space following the workforce reductions and the completion of the merger-related work and the repayment of employment and facilities-related grants previously awarded to the Company by agencies in Ireland. The Company cannot at this time determine the exact amounts of the charges to be incurred, because of uncertainties (primarily due to Irish laws regarding workforce reductions) concerning the identity of the employees to be terminated, ongoing negotiations with the landlord for the main Dublin facility concerning changes to the leasing arrangement, and issues related to the Company's obligation to repay all or a portion of the grants received from Irish agencies. However, the Company currently estimates that the total amount of the charges associated with this restructuring will not be more than $15 million. The Company cannot specifically identify when these charges are expected to be incurred, but a majority of these charges are expected to be incurred in the fourth quarter, as discussed below, with the remaining amounts possibly incurred over time depending on a number of factors, including the accounting treatment related to each of the charges.

FOURTH QUARTER AND FULL YEAR FISCAL 2005 OUTLOOK

As a result of the factors discussed below, the Company is adjusting its fourth quarter and full year fiscal 2005 revenue and earnings targets, which excludes the impact of restructuring charges related to the reorganization of the content development organization. The Company's updated quarterly revenue target for the fourth quarter of fiscal 2005 is $56.0 to $61.0 million, compared to third quarter revenues of $52.5 million and to the previously targeted fourth quarter range of $64.0 to $67.0 million. The Company's updated fourth quarter earnings target for fiscal 2005, including $2.0 million in accelerated content development spending, is $3.1 million to $7.3 million, or $0.03 to $0.07 per basic and diluted share, compared to third quarter earnings of $0.04 per basic and diluted share, and to the previously targeted fourth quarter range of $0.105 to $0.125 per basic and diluted share.

As a result of these new fourth quarter targets, the Company is now targeting a revenue range of $212 million to $217 million and a net income range of $11.8 million to $16.0 million, or $0.11 to $0.15 per basic and diluted share, for fiscal 2005 as a whole, compared to revenues of $193.5 million and a loss of ($0.81) per basic and diluted share in fiscal 2004, and to the previously targeted revenue range of $221 million to $225 million and a targeted net income range of $21.0 million to $24.0 million, or $0.20 to $0.22 per basic and diluted share, for the fiscal year ending January 31, 2005 (fiscal 2005).

The Company is changing its revenue targets primarily as a result of three factors. First, the Company is experiencing competitive pricing of larger contract renewals and a delay in orders or non-renewal of contracts from other customers who are being more cautious with their budgets. Second, the Company's reselling partners are experiencing a similar industry dynamic, resulting in delayed channel partner sell-through. In accordance with the Company's revenue recognition policy, the Company is precluded from recording revenue without evidence of ultimate sell-through by our channel partners to end users. Third, the Company's SmartCertify IT certification-focused direct-to-consumer business is contributing less revenue than expected.

In addition to the effect of the changes to its revenue targets on expected earnings, the Company is also pursuing several initiatives to support revenue and profit growth that will impact operating results in the fiscal 2005 fourth quarter and future periods.

First, the Company expects to incur restructuring charges currently estimated not to exceed $15 million, in the fourth quarter of fiscal 2005 associated with the workforce reduction, facilities consolidation and corresponding obligation to repay certain government grants described above. The Company expects that the related significant shifting in its mix of content development capacity away from fixed internal capacity in Dublin towards the more flexible outsourced model will result in increased flexibility and cost savings of approximately $5 million per year at current production levels, beginning in fiscal 2006. The financial impact on future fiscal periods for the facilities consolidation has not yet been determined, but the Company expects the effect of the changes, once made, will be to reduce facilities cost going forward.

Second, as mentioned above, the Company has determined that there are significant new opportunities in informal learning, and the Company has determined to invest aggressively to pursue several of those opportunities. The Company expects that this will accelerate product availability and allow sales cycles to start earlier in our next fiscal year. The Company is making these accelerated investments in products such as Executive Blueprints, Executive Summaries and the recently announced EngineeringPro. The incremental impact of these additional investments on the fiscal 2005 fourth quarter is expected to be an increase of approximately $2.0 million in research and development expenses.

The Company continues to expect its cash position to be approximately in the range of $62.0 to $70.0 million as of January 31, 2005, taking into consideration the additional cash needed for new informal learning product-line expenditures as described above. The targeted cash position range doesn't take into consideration any cash required for a stock-buyback or restructuring related expenses associated with the reorganization of the content development organization.

The Company will provide annual revenue and net earning targets for fiscal 2006 after the fourth quarter of fiscal 2005. The Company will also provide the first quarter revenue and net income targets for fiscal 2006 at that time and will continue to provide, on an ongoing basis, only the next sequential quarterly revenue and net earnings targets to be reported, as well as any adjustments to its fiscal year targets.

The Company's outlook excludes the impact of restructuring charges, as well as the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses. The outlook also excludes the effect of financing arrangements and Company stock buyback transactions that could impact outstanding shares and thereby the Company's EPS outlook.

SHARE REPURCHASE PROGRAM

Previously, the Company announced that its shareholders had authorized the repurchase from time-to-time by the Company and/or its subsidiaries of up to seven million ordinary shares (represented by American Depositary Shares). Under Irish law, the share repurchase authorization expires on March 24, 2006, unless renewed by the shareholders prior thereto. The purchase of shares, if any, is, under Irish law, subject to the availability of distributable profits in the Company or its subsidiary companies. The Company determined at the end of the third quarter that it has available distributable profits and may now, subject to the Company's insider trading policy and applicable laws, repurchase shares under the program as approved by shareholders. The timing and amount of any shares repurchased will be determined by the Company based on its evaluation of market conditions and other factors, and may be commenced or suspended at any time or from time to time without prior notice.

CONFERENCE CALL

In conjunction with this release, management will conduct a conference call today, Tuesday, November 30, at 5:00 p.m. ET to discuss the Company's operating performance. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial 973-935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 8:00 p.m. ET on November 30, until 11:59 p.m. ET on December 7, 2004. The replay number is 973-341-3080, passcode: 5440498. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within the Global 2000. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management platform, virtual classroom technology and support services.

Content offerings include SkillSoft's business and IT skills courseware collections; ITPro(TM), BusinessPro(TM), FinancePro(TM), EngineeringPro(TM), OfficeEssentials(TM) and ExecSummaries(TM) Referenceware(R) collections by Books24x7(R); and health and safety compliance courseware by GoTrain. SkillSoft's complementary technologies include SkillPort(R), the Company's learning management platform with its powerful Search-and-Learn capabilities, and SkillSoft(R) Dialogue(TM), the Company's newly introduced virtual classroom offering with associated tools for blended learning solutions. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, EngineeringPro, ExecSummaries, Express Guide and SkillSoft Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of November 30, 2004. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###

                         SKILLSOFT PLC AND SUBSIDIARIES
                 Condensed Consolidated Statement of Operations
                                   (Unaudited)


                                                                ------------------------------     -------------------------------
                                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                          OCTOBER, 31                        OCTOBER, 31
                                                                     2004             2003             2004              2003
                                                                -------------    -------------     -------------     -------------
Revenues                                                        $      52,507    $      49,992     $     155,949     $     138,714
Cost of revenues                                                        5,597            4,557            15,932            14,234
                                                                -------------    -------------     -------------     -------------
       Gross profit                                                    46,910           45,435           140,017           124,480

Operating expenses:
       Research and development                                        10,505           15,171            32,587            40,603
       Selling and marketing                                           22,441           20,830            69,467            67,404
       General and administrative                                       6,388            6,946            18,625            20,031
       Legal settlements                                                   --           16,000                --            62,250
       Amortization of stock-based compensation                           296              676               944             1,637
       Amortization of intangible assets                                2,390            2,574             7,202             7,498
       Restructuring and other non-recurring items                        796            5,287             2,470            16,825
                                                                -------------    -------------     -------------     -------------

Total operating expenses                                               42,816           67,484           131,295           216,248

Other income / (expense), net                                              75              251              (164)              272
Interest income, net                                                       88               87               481               680
Gain on sale of investments, net                                           --               --                --             3,682
                                                                -------------    -------------     -------------     -------------
       Income / (loss) before provision for income taxes                4,257          (21,711)            9,039           (87,134)

Provision for income taxes - cash                                          74              150               137               528
Provision for income taxes - non-cash                                      68               --               226                --
                                                                -------------    -------------     -------------     -------------

Net income / (loss)                                             $       4,115    $     (21,861)    $       8,676     $     (87,662)
                                                                =============    =============     =============     =============


Net income / (loss), per share, basic                           $        0.04    $       (0.22)    $        0.08     $       (0.88)
                                                                =============    =============     =============     =============

Basic weighted average common shares outstanding                  105,935,620       99,993,573       104,851,577        99,745,570
                                                                =============    =============     =============     =============

Net income / (loss), per share, diluted                         $        0.04    $       (0.22)    $        0.08     $       (0.88)
                                                                =============    =============     =============     =============

Diluted weighted average common shares outstanding                108,941,334       99,993,573       109,974,424        99,745,570
                                                                =============    =============     =============     =============

                                  SKILLSOFT PLC
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)

                                                           OCTOBER 31, 2004   JANUARY 31, 2004
                                                           ----------------   ----------------
ASSETS

CURRENT ASSETS:
       Cash, cash equivalents and short term investments       $ 59,393           $ 61,340
       Restricted cash                                              400             25,044
       Accounts receivable, net                                  46,215             72,775
       Prepaid expenses and other current assets                 14,173             24,759
                                                               --------           --------

Total current assets                                            120,181            183,918

       Property and equipment, net                                9,289              6,447
       Goodwill                                                 125,444            125,878
       Acquired intangible assets, net                           18,544             25,745
       Long term investments                                      7,580                266
       Other assets                                                 163                124
                                                               --------           --------
Total assets                                                   $281,201           $342,378
                                                               ========           ========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

       Accounts payable                                        $  3,661           $  6,588
       Accrued expenses                                          51,089             92,117
       Deferred revenue                                         104,982            134,328
                                                               --------           --------

       Total current liabilities                                159,732            233,033

       Total long term liabilities                                6,238             23,587

       Total stockholders' equity                               115,231             85,758
                                                               --------           --------
       Total liabilities and shareholders' equity              $281,201           $342,378
                                                               ========           ========